UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane

Westmont, Illinois 60559

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General Release and Separation Agreement

On July 3, 2007, SIRVA, Inc. (“SIRVA”) entered into a General Release & Separation Agreement (the “Separation Agreement”), effective as of June 7, 2007 (the “Termination Date”), with J. Michael Kirksey, SIRVA’s former Senior Vice President and Chief Financial Officer.   Under the Separation Agreement, SIRVA will provide severance pay and benefits to Mr. Kirksey consisting of: (i) severance pay of $450,000 for the period ending on the earlier of (A) twelve months after the Termination Date and (B) the date Mr. Kirksey accepts new employment (or consulting arrangement) with a base salary (or consulting fee) equal to or greater than $360,000 (the “Severance Period”), beginning on the first regular pay period following the Termination Date; (ii) during the Severance Period, health benefits as previously provided to Mr. Kirksey by SIRVA, excluding short and long term disability benefits and life insurance benefits; and (iii) a pro rata share of any award Mr. Kirksey would have received under SIRVA’s 2007 Management Incentive Plan if his employment had continued.

Under the Separation Agreement, Mr. Kirksey acknowledges that upon payment of the amounts set forth in the Separation Agreement, he shall have received full payment for services rendered on SIRVA’s behalf; provided that Mr. Kirksey does not waive his rights to (i) exercise vested stock options, (ii) any vested benefits under SIRVA’s 401(k) plan and the SIRVA Executive Retirement & Savings Plan, (iii) continue group health insurance coverage pursuant to COBRA, or (iv) convert group life insurance coverage to an individual policy. In addition, under the Separation Agreement, Mr. Kirksey agrees to a general release of claims with respect to SIRVA and is subject to non-compete, non-solicitation and confidentiality provisions.  Mr. Kirksey also agrees to provide SIRVA with his full cooperation, as requested by SIRVA from time to time, subject to reimbursement by SIRVA of reasonable out-of-pocket costs and expenses, regarding any matter including any litigation, claim, governmental proceeding, investigation or independent review, which relates to matters with which Mr. Kirksey was involved or had knowledge during the term of his employment with SIRVA.  Mr. Kirksey may revoke the Separation Agreement within seven days after he signs it by delivering written notice of such revocation to SIRVA.  Severance benefits will not commence until after such period has expired.

Employment Agreement

On July 3, 2007, SIRVA entered into a letter agreement (the “Employment Agreement”) with James J. Bresingham, its Executive Vice President, Chief Accounting Officer and acting Chief Financial Officer, with respect to Mr. Bresingham’s employment.  The Employment Agreement is effective as of January 1, 2006 and, with respect to his position as acting Chief Financial Officer only, as of June 8, 2007.

Under the Employment Agreement, Mr. Bresingham will receive an annual base salary of $240,000, with a maximum annual cash bonus opportunity of up to 70% of his base salary under SIRVA’s Management Incentive Plan.  Mr. Bresingham is also entitled to participate in all health, welfare and other benefits available to SIRVA’s executives, including a $13,400 annual company car allowance and personal financial consulting.

The Employment Agreement also provides that if SIRVA terminates Mr. Bresingham’s employment “without cause” or Mr. Bresingham resigns “for good reason” (each, as defined in the Employment Agreement), SIRVA will pay to Mr. Bresingham, as severance, a pro rata portion of his bonus and will continue paying his base salary and health benefits for twelve months after his termination date.  However, if his termination without cause or for good reason occurs within two years following a change of control, SIRVA will pay Mr. Bresingham a cash payment equal to 12 months base salary and a pro rated bonus for the year of termination. These payments are subject to Mr. Bresingham’s execution of a general release and an affirmation of his obligations regarding confidentiality, non-competition and non-solicitation of employees, agents and customers.

The descriptions of the Separation Agreement and Employment Agreement set forth above are qualified in their entirety by reference to the actual terms of the Separation Agreement and Employment Agreement, respectively, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)          Exhibits

10.1	General Release & Separation Agreement, dated as of July 3, 2007, between SIRVA, Inc. and J. Michael Kirksey.
10.2	Letter Agreement, dated July 3, 2007, from SIRVA, Inc. to James J. Bresingham.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: July 10, 2007
	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit	Description
10.1	General Release & Separation Agreement, dated as of July 3, 2007, between SIRVA, Inc. and J. Michael Kirksey.
10.2	Letter Agreement, dated July 3, 2007, from SIRVA, Inc. to James J. Bresingham.